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                                                                    Exhibit 99.1

          IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


IN RE ENCORE COMPUTER CORPORATION       )
SHAREHOLDERS LITIGATION                 )              Civil Action No. 16044


                         STIPULATION AND AGREEMENT OF
                       COMPROMISE, SETTLEMENT AND RELEASE
                       ----------------------------------

     P1aintiffs Louis J. Williams and Paul S. Rosenblum (the "Plaintiffs") on behalf of themselves and the Class (as defined below) and Defendants Gould Electronics, Inc., Robert J. Fedor, C. David Ferguson, Thomas N. Rich, Michael
C. Veysey, Kenneth G. Fisher and, Rowland H. Thomas (collectively the "Defendants"), parties to the above-captioned consolidated class action, and Encore Computer Corporation, a Delaware corporation ("Encore" or the "Company"), by and through their undersigned attorneys, hereby submit this Stipulation and Agreement of Compromise, Settlement and Release (the "Settlement" or "Stipulation") for the Court's approval:

         WHEREAS:

          A. Each of the Plaintiffs represents that he is, and since the date of the filing of his respective complaint herein has at all times been, the record holder and/or beneficial owner of shares of the common stock of Encore (the "Encore Common Stock").

          B. In 1989, Gould Electronics Inc. ("Gould"), sold its computer systems business to Encore. From 1989 through November 1997, Gould loaned Encore approximately $496 million, which was secured by, inter alia, a first priority security interest in Encore's assets,
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including its Storage Products business, and a license to Gould of substantially all of Encore's intellectual property.

          C. On July 17, 1997, Encore entered into an Asset Purchase Agreement with Sun Microsystems, Inc. ("Sun"), in which Sun agreed to purchase Encore's Storage Products business for $185 million (the "Sun Transaction"). As part of the Sun Transaction, Encore entered into an agreement with Gould on July 16, 1997 (the "Gould Agreement") in which Gould agreed to release its security interest in the Storage Products business and to transfer its intellectual property license in that business to Sun. Gould also agreed to a redemption of its preferred stock with a liquidation value of $496 million for $60 million.

          D. In November 1997, Encore distributed a proxy statement (the "Sun Proxy Statement") for the upcoming shareholder meeting at which, among other things, the Sun Transaction would be voted upon.

          E. On November 18, 1997, Plaintiffs filed purported derivative and class action complaints, subsequently consolidated by order dated December 17, 1997 (the "Action"), on behalf of all shareholders of Encore against Gould, Kenneth G. Fisher, Rowland H. Thomas, Robert J. Fedor and C. David Ferguson (collectively, the "Original Defendants", and named the Company as a nominal defendant. In November 1997, the court denied plaintiffs' motion for injunctive relief.

          F. On November 24, 1997, the Encore shareholders voted to approve the Sun Transaction, which closed shortly thereafter.

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          G.   On June 1, 1998, Encore entered into an Asset Purchase Agreement with Gores Technology Group ("Gores"), in which Gores agreed to purchase Encore's Real-Time business for $3 million (the "Gores Transaction").

          H. In August 1998, Encore distributed a proxy statement (the "Gores Proxy Statement") for the upcoming shareholder meeting at which, among other things, the Gores Transaction and a proposal to liquidate Encore would be voted upon.

          I. On September 11, 1998 the Encore shareholders voted to approve the Gores Transaction, which closed shortly thereafter.

          J. Following document discovery, on February 5, 1999 the Original Defendants moved for summary judgment in their favor on all claims in the Action. No response to that motion was filed by any of the named plaintiffs.

          K. On July 15, 1999, the plaintiffs filed an Amended Complaint adding two additional defendants, Michael C. Veysey and Thomas N. Rich (collectively with the Original Defendants, the "Defendants") and no longer naming the Company as a nominal defendant. The Amended Complaint alleged that the defendants breached duties and obligations owed to the shareholders of the Company in connection with the operation and management of the Company, including the Sun and Gores Transactions and made or caused misstatements and omitted to disclose information in the Sun and Gores Proxy Statements.

          L. On August 30, 1999, all Defendants moved to dismiss the Action. After full briefing and oral argument, on June 16, 2000, the Court of Chancery granted Defendants' motion and dismissed the Action in its entirety.

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          M.   By notice dated July 10, 2000, the Plaintiffs appealed the Court of Chancery's dismissal of the Action to the Supreme Court of the State of Delaware.

          N. Thereafter, during the pendency of the appeal, the Plaintiffs and Defendants conducted arms' length settlement negotiations and agreed in principle upon the terms of a settlement, subject to definitive documentation and the approval of the Court of Chancery.

          O. Plaintiffs' Counsel believe that they have asserted numerous claims in good faith in the Action, believe the evidence developed to date in the Action may support such claims, and believe that the Court erred in dismissing the Amended Complaint. Nonetheless, upon review and analysis of the facts and circumstances relating to the claims asserted in the Action, as well as the applicable law, Plaintiffs and Plaintiffs' undersigned counsel have concluded that it would be in the best interests of the Plaintiffs and the Class (as defined below) to enter into this Settlement based upon the benefits and conditions hereinafter set forth, after taking into account: (i) the benefits that the purchasers and holders of Encore Common Stock will receive from the Settlement, (ii) the risk of litigation, including the fact that the Court of Chancery has dismissed the Action in its entirety, and (iii) the conclusion reached by the Plaintiffs and their undersigned counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interest of the members of the Class (as defined below) and will result in material benefit to them.

          P. Defendants in the Action vigorously deny each and every one of the allegations of wrongful conduct, deny any liability whatsoever to the Plaintiffs or the Class (as defined below), and assert numerous defenses to claims alleged.

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          Q.   Defendants have concluded, despite their belief that they are not liable for the claims asserted and have good defenses thereto, to enter into this Stipulation to avoid the further expense, inconvenience, and burden of this litigation, and to finally and forever put to rest all disputes and controversies with respect to the operation and management of the Company, the conduct of the Defendants, the Sun and Gores Transactions, and the Sun and Gores Proxy Statements.

          R. No actions, suits or proceedings other than this Action have been brought by or on behalf of any other shareholders of the Company, and no shareholder of the Company has sought leave to intervene in this Action.

          NOW THEREFORE, IT IS STIPULATED AND AGREED, subject to approval by the Court of Chancery pursuant to Court of Chancery Rule 23, for good and valuable consideration set forth below, that any and all Settled Claims, as defined below, shall be compromised, settled, released, discharged, and dismissed with prejudice, upon and subject to the following terms and conditions:

          I. Solely for purposes of this Settlement, and conditioned upon certification by the Court, a class shall be certified pursuant to Court of Chancery Rules 23(b)(1) and 23(b)(2) consisting of all persons who and entities which were record holders or beneficial owners of Encore Common Stock (other than the Defendants) at any time during the period beginning on and including October 31, 1997, the record date for the Sun transaction, through and including the Effective Date (as defined below) of this Settlement and shall include any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest, and assigns, immediate and remote, and any person claiming from,

                                       5
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through, or under any of them (the "Class"). If the Effective Date (as defined below) of Settlement shall not occur, the Class shall be decertified and the certification of the Class hereunder shall be of no further force or effect.

          2. Defendants Gould, Robert J. Feder, C. David Ferguson, Thomas N. Rich and Michael C. Veysey represent that Encore's tangible net worth as of April 30, 2001 is not less than approximately $2,500,000 and that they are not aware of any outstanding material liabilities of Encore to Sun, Gould, or any other party. Gould agrees to contribute funds to Encore if and to the extent that the tangible net worth of the Company as of the Effective Date is determined to be less than 95% of the tangible net worth of the Company as of the above date.

          3. Within ten days after the Effective Date (as defined below), Encore shall repurchase all shares of Encore Common Stock beneficially owned by each Defendant upon payment by Encore to the Defendant of the proportional share of Encore's tangible net worth represented by such shares.

          4. Each Defendant represents that he or it beneficially owns the number of shares of Encore Common Stock set out opposite his or its name as follows:

     Holder                            No. of Shares to Be Repurchased
     -------------------------         -------------------------------
     Kenneth G. Fisher                 5,057,708
     Rowland H. Thomas                 98,050
     Robert I. Fedor                   0
     C. David Ferguson                 0
     Michael C. Veysey                 300
     Thomas N. Rich                    0
     Gould                             45,968,984

          5. Encore represents that it has filed or will file all reports with the United States Securities and Exchange Commission that it is required to file under the periodic reporting obligations under sections 12, 13, and 14 of the Securities Exchange Act of 1934, and it

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undertakes that it will make such periodic reporting filings as are required by the Securities and Exchange Commission through the date of the restructuring of the Encore Board of Directors as described below.

          6. Encore represents that it is currently listed on the NASDAQ Over-the-Counter Bulletin Board, and that it will take no affirmative action to change its listing status.

          7. Within ten days after the Effective Date (defined below), the Defendants shall take such steps as may be necessary to appoint or elect or cause to be appointed or elected William O'Callaghan, Norman Olshansky and J. Andreas Brenner (the "Interim Board") as directors of the Company, such persons having represented to the Plaintiffs and the Plaintiffs having represented to the Defendants (with said representations to be reaffirmed as of the date of appointment or election) that they are qualified to serve as directors of the Company in accordance with the Company's charter and bylaws and the laws of the State of Delaware and are under no disability, impediment, or restriction from so serving; and upon the appointment or election of said individuals, any and all Defendants then serving as an officer, director, or employee of Encore shall resign from such officership, directorship, and employment, effective immediately, owing no further duty, obligation, or liability to Encore or to any shareholder of Encore of to any person claiming from or through Encore or shareholders of Encore thereafter. Immediately following such actions, the above named individuals shall constitute the entire Board of Directors of the Company with the powers and duties conferred upon directors of the Company by the Company's charter and bylaws and Delaware law, and the Defendants shall have no other or further powers or duties with respect to the Company as officers, directors, or employees of the Company.

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          8.   At such time after the Effective Date (as defined below) as the
Court of Chancery shall determine by order, the Plaintiffs and Encore shall distribute the shares of Encore Common Stock repurchased from the Defendants pursuant to paragraph 3 above to all members of the Class (except if the Court of Chancery shall find a distribution to a member of the Class would be impracticable) in accordance with a Plan of Distribution which the Plaintiffs shall formulate and submit to the Court of Chancery for its approval either prior to or after the Effective Date. The approval of this Settlement shall not be deferred or delayed pending, nor shall it be contingent upon, approval or disapproval of the Plan of Distribution. The Defendants shall have no role in, nor any responsibility for, formulating, implementing, or seeking the approval of the Court of Chancery of the Plan of Distribution.

          9. The Effective Date of the Settlement will be the date the Order and Final Judgment (if entered in the form of Exhibit C) becomes final and non-appealable. If, after the entry of the Order and Final Judgment, no notice of appeal, motion for reconsideration, or any other motion is flied that could result in a reversal, reconsideration, or modification of the Order and Final Judgment, the Order and Final Judgment shall become final and non-appealable upon the passage of 30 days after its entry. In the event that any litigant seeks review of the Order and Final Judgment, the Order and Final Judgment shall become final and non-appealable on the date on which the matter is finally resolved by the highest court to which such appeal could be taken in such a manner as to permit the consummation of the settlement in accordance with the Order and Final Judgment in the form of Exhibit C, and the time for filing of any appeal or petition for certification, motion for reconsideration or of any other action that could result in reversal, reconsideration or modification or such final resolution has expired.

                                       8
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          10.  Effective upon the Effective Date, and without the necessity for the execution or delivery of any further or other instruments, each Plaintiff, each member of the Class, and Encore, on behalf of themselves and their respective current and former officers, directors, employees, agents, partners, members, co-venturers, parents, subsidiaries, affiliates, heirs, personnel, representatives, successors, and assigns (whether express, implied or by operation of law)(the "Plaintiff Releasors") forever release, discharge and dismiss with prejudice each Defendant, each Defendant's parent entities, associates, co-venturers, affiliates, and subsidiaries, and their respective past, present, and future officers, directors, stockholders, representatives, employees, investment bankers, commercial bankers, attorneys, advisors, agents, heirs, executors, trustees, general and limited partners and partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (whether express, implied, or by operation of law)(the "Defendant Releasees") from any and all actual and alleged claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, and issues of any kind or nature whatsoever, contingent or absolute, suspected or unsuspected, matured or unmatured, disclosed or undisclosed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of the Plaintiffs, the Class, or any member of the Class, or Encore, whether individual, class, derivative, representative, legal, equitable, or otherwise, which have arisen, could have arisen, arise now, or relate in any manner to (i) the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever,

                                       9
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or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Action, any proxy material, public filings, or statements (including, but not limited to, public statements) by Encore, Gould, or the Defendants or in connection with any of their affiliated persons or companies, the Sun Transaction, or the Gores Transaction; or (ii) the Plaintiffs' or the Class members' purchase, sale, or holding of securities of the Company or their investment in the Company; or (iii) the operations or management of the Company (the "Plaintiff Settled Claims"); provided, however, that the term Plaintiff
                                  --------  -------
Settled Claims shall not include the right of the Plaintiffs, any member of the Class, or Encore to enforce the terms of the Settlement after the Effective Date.

          11. Effective upon the Effective Date, and without the necessity for the execution or delivery of any further or other instruments, each Defendant, Encore and each member of the Class, on behalf of themselves and their respective current and former officers, directors, employees, agents, partners, members, co-venturers, parents, subsidiaries, affiliates, heirs, personnel, representatives, successors, and assigns (whether express, implied, or by operation of law)(the "Defendant Releasors") forever release, discharge and dismiss with prejudice each Plaintiff, each Plaintiff's parent entities, associates, co-venturers, affiliates or subsidiaries, and their respective past, present, and future officers, directors, stockholders, representatives, employees, investment bankers, commercial bankers, attorneys, advisors, agents, heirs, executors, trustees, general and limited partners and partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (whether express, implied, or by operation of law)(the "Plaintiff Releasees") from any and all actual and alleged claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, suits,

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matters, and issues of any kind or nature whatsoever, contingent or absolute, suspected or unsuspected, matured or unmatured, disclosed or undisclosed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of the Defendants, the Class, or any member of the Class, or Encore, whether individual, class, derivative, representative, legal, equitable, or otherwise, which have arisen, could have arisen, arise now, or relate in any manner to (i) the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related,, directly or indirectly, to any of the complaints filed at any time in the Action, any proxy material, public filings, or statements (including, but not limited to, public statements) by Encore, Gould, the Defendants, or the Plaintiffs or in connection with any of their affiliated persons or companies, the Sun Transaction, or the Gores Transaction; or (ii) the Plaintiffs' or the Class members' purchase, sale, or holding of securities of the Company or their investment in the Company; or (iii) the operations or management of the Company (the "Defendant Settled Claims"); provided, however, that the term Defendant
                                  --------  -------
Settled Claims shall not include the right of the Defendants or Encore to enforce the terms of the Settlement after the Effective Date.

     12. Pending Court approval of the Settlement, the Plaintiffs, the members of the Class and Encore shall not initiate any proceedings in the Action or otherwise, other than those contemplated by the Settlement itself, and shall use their best efforts to prevent, stay, seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the Class in

                                      11
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any other litigation against any of the parties to this Agreement, any Plaintiff
Releasee, or any Defendant Releasee that challenges the Settlement or seeks to assert any of the Plaintiff Settled Claims or Defendant Settled Claims.

          13. All costs of providing notice of the pendency of the Action and of the Settlement to the members of the Class and all costs of administering the Settlement (including but not limited to preparing and presenting to the Court of Chancery a Plan of Distribution, of any proof-of-claim process in connection therewith, and of any distribution of shares to class members) shall be paid by Encore from its assets remaining after provision for the repurchase of the Defendants' shares as contemplated by paragraph 3 above, except that Gould shall pay toward the actual costs of printing, disseminating, and publishing the notice of pendency and settlement up to, but in no event more than, $15,000.

          14. Plaintiffs shall be responsible for the administration, execution, and implementation of all aspects of the Settlement, including the formulation and effectuation of the Plan of Distribution contemplated by paragraph 8 above, and no Defendant shall have any duties, responsibilities, or liabilities whatsoever with respect thereto.

          15. Any and all costs, fees, or expenses of any current, former, or future attorneys, experts, consultants, agents and/or representatives of the Plaintiffs or members of the Class shall be paid, if at all, (a) only pursuant to order of the Court of Chancery; (b) only after the Effective Date; and (c) only from the assets of the Company after provision for the repurchase of the Defendants' shares contemplated by paragraph 3 above.

          16. As soon as practicable after this Stipulation has been executed by all the parties hereto, the Plaintiffs shall move the Court of Chancery, with the Defendants'

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concurrence, for entry of an order (the "Scheduling Order") substantially in the form of Exhibit A hereto, conditionally certifying the Class for purposes of the Settlement, setting a Hearing Date for consideration of the Settlement, approving a form of notice (the "Notice") substantially in the form of Exhibit B hereto; and enjoining Plaintiffs and all members of the Class from instituting, prosecuting, or taking any steps to advance any Settled Claim in the Action or otherwise without the prior approval of the Court of Chancery upon notice to all parties to this Agreement.

          17. The parties to this Stipulation agree to use their best efforts to achieve the prompt judicial consideration of the Settlement and dismissal of the Action in accordance with the terms of this Stipulation and to cause the timely occurrence of all events, transactions, or other circumstances described herein.

          18. If the Court approves the Settlement following a hearing, the parties shall jointly move the Court to enter an order (the "Order and Final Judgment") in this action in the form of Exhibit C hereto.

          19. The Settlement contemplated by this Stipulation shall not be binding upon any party until, and is otherwise subject to, the satisfaction of the following conditions:

               a. the dismissal with prejudice of the Action and any other action asserting a Settled Claim without the award of any damages, costs, attorneys' fees, or the grant of any other relief to any Plaintiff in any such actions;

               b. the entry of an Order and Final Judgment in the form of Exhibit C, attached hereto; and

               c.   the occurrence of the Effective Date.

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     20.  If the Settlement is not consummated in accordance with Paragraph 19, this Stipulation shall be null and void and of no further force and effect, and shall not be deemed, used, argued, or offered or entered into evidence in the Action or otherwise, and no party shall be entitled to the recovery of any costs, fees, expenses, or disbursements incurred in connection with the negotiation, documentation, or attempt to implement this Stipulation and the Settlement reflected in it.

     21. If the Court shall order the certification of the Class defined in paragraph I above to be maintained under Court of Chancery Rule 23(b)(3) instead of Rule 23(b)(1) and (2) as contemplated, Plaintiffs' counsel shall, within five business days after the court-ordered deadline for timely requests for exclusion from the Class, cause to be provided to counsel for all Defendants a list of those members of the Class, if any, who timely excluded themselves from the Class. All counsel shall promptly exchange with each other copies of each request for and notice of exclusion from the Class and each objection to the Settlement that comes into its possession.

     22. Defendants, in their sole discretion, shall have the right but not the obligation to terminate this Settlement if any named representative Plaintiff or any one or more members of the Class who hold or held in the aggregate more than 40,000 shares of Encore Common Stock, exclude themselves from the Class.

     23. The release provided for in paragraphs 10 and 11 above and in the Order and Final Judgment extends to claims that the holders thereof may not know or suspect to exist at the time of the release, which, if known, might have affected the decision to enter into this Stipulation and this Release. Each of the Plaintiff Releasors and Defendant Releasors shall be

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deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. The Plaintiff Releasors and Defendant Releasors shall be deemed to relinquish, to the full extent permitted by law, the provision, rights and benefits of (S) 1542 of the California Civil Code which provides:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the tune of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, each of the Plaintiff Releasors and Defendant Releasors also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code (S) 1542. Plaintiff Releasors and Defendant Releasors acknowledge that Plaintiffs, members of the Class, Encore, or Defendants may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, on behalf of themselves and the members of the Class, to fully, finally, and forever settle and release any and all Settled Claims, as defined above, known or unknown, suspected or unsuspected, which now exist, or heretofore existed and without regard to the subsequent discovery or existence of such additional or different facts.

     24. This Stipulation and the provisions contained herein shall not be deemed a presumption, concession, or admission by any Defendant or Defendant Releasee in the Action or otherwise of any fault, liability, or wrongdoing as to any facts or claims or of any infirmity or invalidity of any defenses that were or could have been alleged or asserted in the Action or any other actions, suits or proceedings, and shall not be interpreted, construed, deemed, invoked,

                                       15
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offered, or received in evidence or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal or administrative, nor shall this Stipulation operate as any concession by Plaintiffs' or their counsel that the claims asserted in the Action lack merit.

     25. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

     26. The waiver by any party of any breach of any provision of this Stipulation shall not be deemed or construed as a waiver of any other breach of the same or a different provision, whether prior or subsequent to, or contemporaneous with, the waiver.

     27. This Stipulation shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any action relating to this Stipulation shall be filed exclusively in the Courts of Chancery of the State of Delaware.

     28. Plaintiffs and their counsel represent and warrant that none of the Plaintiffs' alleged claims or causes of action against any Defendants have been assigned, encumbered, or in any manner transferred in whole or in part.

     29. This Stipulation is and shall be binding upon, and inure to the benefit of, the parties to the Action, the Releasors and Releasees as defined in paragraphs 10 and 11 above, and their respective agents, executors, heirs, successors, and assigns.

     30. This Stipulation will be executed by counsel for the parties to the Action. This Stipulation may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. By signing

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this Stipulation, Plaintiffs' counsel represent that they have authority to do so on behalf of their respective clients.

     31. Should any provision of this Stipulation require judicial interpretation, the Parties agree that a court shall not apply a presumption that the terms shall be more strictly construed against the party who prepared the same, it being agreed that all Parties collectively participated in the negotiation and preparation of this Stipulation.


Dated: July __, 2001

Of Counsel:
Matthew E. Miller                              /s/ David Staats
Law Offices of Matthew E. Miller            ------------------------------------
P.O. Box 1255                               David Staats
Arlington, VA 22210                         Law Offices of David Staats, P.A.
(703) 248-9393                              1701 Augustine Cut-Off, Suite 36
                                            Wilmington, DE 19803
                                            (302) 658-8188
                                                    Attorneys for Plaintiffs and
                                                    Proposed Class




                                       17
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Of Counsel:                              /s/ Lisa A. Schmidt
Richard A. Cirillo                   ------------------------------------
Deborah S. Burstein                  Richards Layton & Finger
Ann M. Driscoll                      R. Franklin Balotti
King & Spalding                      Lisa A. Schmidt
1185 Avenue of the Americas          Peter B. Ladig
New York, New York 10036             One Rodney Square
(212) 556-2100                       Wilmington, Delaware 19899
                                     (302) 658-6541
                                           Attorneys for Defendants Gould
                                           Electronics, Inc, Robert J. Fedor, C.
                                           David Ferguson, Thomas N. Rich and
                                           Michael C. Veysey



Of Counsel:                            /s/ Steven J. Balick
Mark D. Cahill                       ------------------------------------
Choate, Hall & Stewart               Ashby & Geddes
Exchange Place                       Steven J. Balick
Boston, Massachusetts 02109-2891     One Rodney Square #302
(617) 248-5000                       Wilmington, Delaware 19899
                                     (302) 654-1888
                                           Attorneys for Defendants Kenneth G.
                                           Fisher and Rowland H. Thomas


                                     Encore Computer Corporation
                                     6901 West Sunrise Boulevard
                                     Fort Lauderdale, Florida 33313
                                     (954) 587-2900

                                     By:_________________________________
                                         An authorized representative

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